EXHIBIT 10.2

May 7, 2015
Greenlight Reinsurance, Ltd.
65 Market Street, Suite
1207 Jasmine Court
Camana Bay
P.O. Box 31110
Grand Cayman
KY1-1205 Cayman Islands
Attn.: Tim Courtis

Greenlight Reinsurance Ireland, Ltd.
Ground Floor
La Touche House
IFSC
Dublin 1
Ireland
Attn.: Caryl Traynor
Re:    US$120,000,000 Letter of Credit Facility
Gentlemen:
We are pleased to confirm that effective as of May 7, 2015, we have renewed for the account of Greenlight Reinsurance, Ltd. ("Greenlight") a letter of credit facility (the "Facility") in a maximum amount of US$120,000,000 (the "Commitment"), available for use by Greenlight until July 11, 2015, as such date may be extended in accordance with the following sentence (the "Facility Termination Date"). The Facility Termination Date shall be extended by 364 days beyond the then effective Facility Termination Date unless we or Greenlight delivers a written notice of cancellation to the other party at least 90 days before the then effective Facility Termination Date. The parties acknowledge and agree that neither we nor Greenlight delivered a written notice of cancellation to the other party at least 90 days before July 11, 2015. Availments under the Facility shall be in the form of letters of credit ("Letters of Credit"). Effective as of the date of this letter agreement, the Facility may also be used for the account of Greenlight Reinsurance Ireland, Limited ("GRIL") on the terms and conditions set forth herein.
Each Letter of Credit will be governed by an Agreement for Standby Letter of Credit in the form annexed hereto as Exhibit A (as amended, amended and restated, supplemented or otherwise modified, a "Letter of Credit Agreement"). Greenlight or GRIL, as applicable, will be required to pay us the following fees and commissions: (i) with respect to any issuance, amendment or renewal of a Letter of Credit, $250 per each such issuance, amendment or renewal; (ii) with respect to any draw on a Letter of Credit, $500 per each such draw; (iii) a commission that shall accrue daily at a rate equal to 1.00% per annum on the available undrawn amount of each Letter of Credit; and (iv) with respect to the unutilized Commitment, a commitment fee of 0.10% per annum on the daily unutilized amount of the Commitment, from the date hereof until the Facility Termination Date. All fees and commissions specified in the preceding sentence shall be payable quarterly in arrears on the last business day of each calendar quarter and on the Facility Termination Date. Each Letter of Credit shall be issued solely to support Greenlight's or GRIL's reinsurance or insurance obligations incurred in the ordinary course of their respective business and shall be for the duration set forth in the applicable Letter of Credit Agreement, but in no event shall the expiration date of any Letter of Credit be more than two years after the date on which it was issued, subject to extensions (not to exceed two years

EXHIBIT 10.2

so long as the remaining tenor of such Letter of Credit does not exceed two years at any time) at any time prior to the Facility Termination Date, provided that no Default or Event of Default (each as defined in the Hypothecation Agreement referred to below) has occurred and is continuing or would occur upon giving effect to the issuance of such Credit (as defined in the Letter of Credit Agreement). Letters of Credit may be cancelled at any time, without penalty, upon request by Greenlight or GRIL, as applicable, and with the applicable beneficiary's prior written consent. We agree that, subject to the next succeeding paragraph and, within two business days of our receipt and approval of an Application for Standby Letter of Credit (a form of which is annexed as Exhibit B hereto), duly completed with respect to the Credit requested thereby and executed by Greenlight or GRIL, as applicable, we will issue the Credit if (i) all representations and warranties in the Hypothecation Agreement are accurate in all material respects as of the date thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) no Default or Event of Default has occurred and is continuing or would occur upon giving effect to the issuance of such Credit, (iii) we have received a written certification as to the matters specified in clauses (i) and (ii) hereof and (iv) the issuance of such Credit would not violate any of the policies of BANA (as defined in the Letter of Credit Agreement) as are applicable generally to account parties to, and beneficiaries of, letters of credit issued by BANA. Letters of Credit shall be denominated in U.S. Dollars.
Availability under the Facility will be subject to the Collateral Requirements (as defined in the Hypothecation Agreement) ascribed to the securities and other financial assets pledged by Greenlight as security under the Hypothecation Agreement. At all times after the Cash Collateralization Date, Greenlight shall pledge, under the Hypothecation Agreement or otherwise on terms reasonably acceptable to BANA, cash collateral in an amount not less than 100% of the available undrawn amount of each Letter of Credit having an expiration date occurring after the Cash Collateralization Date (the “Cash Collateralization Requirement”). For purposes of this letter agreement and the Hypothecation Agreement, “Cash Collateralization Date” shall mean the earliest of (i) the Facility Termination Date and (ii) the date of the termination of the Custody Agreement or the Control Agreement, other than as a result of (A) a discretionary termination of the Custody Agreement by the Custodian (as defined therein), or (B) a discretionary termination of the Control Agreement by the Securities Intermediary (as defined therein). If the Cash Collateralization Date occurs, BANA shall, if so requested by Greenlight, establish and maintain a blocked deposit account at BANA in the name of Greenlight into which Greenlight shall deposit cash in order to satisfy the Cash Collateralization Requirement. Such deposit account shall constitute the “Pledged Account” for purposes of the Hypothecation Agreement.
As a condition to the effectiveness of this amendment and restatement of that certain letter agreement between the parties hereto dated as of January 18, 2011 (the “Original Letter Agreement”), Greenlight and GRIL, as applicable, shall furnish us with each of the following, each dated as of the date hereof or as of another date satisfactory to us:
(a)a second amended and restated hypothecation agreement (the "Hypothecation Agreement"), a form of which is annexed hereto as Exhibit C, duly executed by Greenlight, pledging to us Greenlight's custody account number 602857 (the "Account") maintained by Bank of America, N.A. as security for, among other things, Greenlight's and GRIL's reimbursement obligations under the Letter of Credit Agreements;
(b)Letter of Credit Agreements, duly executed by each of Greenlight and GRIL;
(c)a Custody Agreement, duly executed by Greenlight;
(d)a Control Agreement, duly executed by Greenlight;

EXHIBIT 10.2

(e)certificates from the respective Secretaries of Greenlight and GRIL
(i)    that attached thereto are true and complete copies of:

(A)	the Amended and Restated Memorandums and Articles of Association of Greenlight and GRIL;

(B)	the Certificates of Incorporation of Greenlight and GRIL;

(C)
a certified copy of the Charges in the Register of Mortgages and Charges maintained by Greenlight under the Companies Law (as amended) of the Cayman Islands, which records the liens created under the Hypothecation Agreement;

(D)	financial statements of Greenlight and Greenlight Capital Re, Ltd., each dated as of December 31, 2014; and

(E)
resolutions of the boards of directors of Greenlight and GRIL authorizing the officers of Greenlight and GRIL respectively to enter into transactions like the Facility and the transactions contemplated hereby and thereby generally; and

(ii)    as to the incumbency of the officers of Greenlight and GRIL authorized to execute and deliver this letter agreement, the Letter of Credit Agreements, the Hypothecation Agreement (solely by Greenlight), and the documents delivered in connection herewith and therewith to which it is a party;
(f)a Certificate of Good Standing for each of Greenlight, GRIL and Greenlight Capital Re, Ltd. issued by the Registrar of Companies;
(g)a waiver of any restriction under any agreement, instrument or other document to which Greenlight or GRIL is a party and binding on Greenlight, GRIL or any of their respective property that is applicable to the execution or delivery by Greenlight or GRIL of any Letter of Credit Agreement, the Hypothecation Agreement or this letter agreement or the performance by Greenlight or GRIL of their respective obligations thereunder or hereunder, in form and substance satisfactory to us;
(h)a Solvency Certificate, a form of which is attached hereto as Exhibit D, duly executed by Greenlight; and
(i)documentation and other information sufficient to satisfy our "Know Your Customer" requirements and anti-money laundering rules and regulations.
This letter agreement amends, restates and replaces the Original Letter Agreement. The parties hereto acknowledge and agree that (a) this letter agreement and the other documents and agreements executed and delivered in connection herewith do not constitute a novation, payment, satisfaction, reborrowing, or termination of Greenlight’s or GRIL’s obligations or any Credit previously made available to Greenlight or GRIL thereunder and outstanding on the date hereof; (b) all such obligations and Credits are in all respects continuing as obligations and Credits under this letter agreement with only the terms

EXHIBIT 10.2

thereof being modified as provided in this letter agreement and the other documents and agreements executed and delivered in connection herewith; and (c) the liens and security interests as granted under the documents and agreements executed in connection with the Original Letter Agreement securing payment of such obligations are in all respects continuing and in full force and effect and secure the payment of such obligations with only the terms of certain of such documents and agreements being modified as provided in this letter agreement and the other documents and agreements executed and delivered in connection herewith. The parties hereto acknowledge and agree that the Credits outstanding on the date hereof are set forth in Schedule I hereto.
This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflicts of law principles thereof).
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Please acknowledge your acceptance of the terms and conditions hereof by signing this letter agreement in the signature block below.
Sincerely,
BANK OF AMERICA, N.A.

By: /s/ Russell K. Guter
Name: Russell K. Guter
    Title: Senior Vice President

ACKNOWLEDGED AND ACCEPTED
AS OF THE DATE FIRST SET FORTH ABOVE:
GREENLIGHT REINSURANCE, LTD.
By: /s/ Tim Courtis
Tim Courtis
Chief Financial Officer
By: /s/ Bart Hedges
Barton Hedges
Chief Executive Officer

GREENLIGHT REINSURANCE IRELAND, LIMITED
By: /s/ Caryl Traynor
Caryl Traynor
General Manager
By: /s/ Tim Courtis
Tim Courtis
Chief Financial Officer

EXHIBIT 10.2

SCHEDULE I

EXISTING CREDITS

Letter of Credit	Expiration
68055860	December 31, 2015
68055890	December 31, 2015
68055891	December 31, 2015
68055892	December 31, 2015
68055893	December 31, 2015
68063800	December 31, 2015
68064423	December 31, 2015
68089130	December 31, 2015